EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-48030) and Forms S-8 (No. 333-117489, No. 33-53589, No. 2-94436, No. 333-57608, No. 333-57575, No. 333-46901, No. 333-41363, No. 333-65265, No. 333-41904, No. 333-37308, No. 333-70560 and No. 33-63958) of International Rectifier Corporation of our report dated September 15, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Los Angeles, California
September 16, 2005